Exhibit 99.6

FIFTH AMENDMENT

TO THE

NISOURCE INC. RETIREMENT SAVINGS PLAN

Background Information

A. NiSource, Inc. (“NiSource”) is the Plan Sponsor of the NiSource Inc. Retirement Savings Plan, amended and restated effective as of January 1, 2014 (the “Plan”).

B. The NiSource Benefits Committee (the “Committee”), has the power to amend the Plan pursuant to Article XIV thereof.

C. The Committee desires to amend the Plan, effective as of June 1, 2016, unless otherwise stated below, to modify the provisions relating to employee and employer contribution determination under the Plan for specified participants in the designated union position of Damage Prevention Coordinator with an assigned job code of NP3459, as negotiated pursuant to the Memorandum of Understanding (“MOU”), generally effective June 1. 2016, resulting from collective bargaining between the United Steelworkers of America, Local 12775, AFL-CIO-CLC and the Company with respect to such position for the period specified in the MOU from June 1, 2016 (or as otherwise applicable) to April 30, 2019.

Plan Amendment

1. Effective as of September 1, 2016, Section 1.20A of the Plan, specifying “Considerations by Specific Group” under the definition of “Compensation,” is hereby amended by adding a new subsection A(v) to such Section, to read as follows:

For Participants who are employed in the position of Damage Prevention Coordinator with an assigned job code of NP3459 (or subsequent job title and/or code that becomes applicable for this specific position, as recognized by the Plan Administrator) during the period from June 1, 2016 to April 30, 2019, as negotiated in the Memorandum of Understanding resulting from collective bargaining with respect to such position between the United Steelworkers of America, Local 12775, AFL-CIO-CLC and the Company generally effective June 1, 2016 (hereinafter, “Damage Prevention Coordinator”), the definition of Compensation for purposes of determining Participant Contributions under Section 3.02 shall be determined under the provisions of subsection A(iii) above that is applicable for NIPSCO Union Employees who are AB I Participants.

2. Section 1.38 of the Plan, defining “Next Gen Employee,” is hereby amended by the addition of a new subparagraph “G” to the end of such Section, to read as follows:

G.

any Employee employed in the position of Damage Prevention Coordinator who was a Next Gen Employee under the Plan immediately prior to June 1, 2016, or, if later, immediately prior to becoming employed in the position of Damage Prevention Coordinator. Effective as of May 1, 2019, Employees employed in the position of Damage Prevention Coordinator shall no longer be considered Next Gen Employees for Plan purposes, unless otherwise negotiated in an agreement between the bargaining unit and the Company.

3. Section 1.44 of the Plan, defining “NIPSCO Union Employee,” is hereby amended by the addition of a new paragraph at the end of such Section, to read as follows:

In addition, solely for purposes of the Plan and employer contributions accruing hereunder, any Employee employed in the position of Damage Prevention Coordinator shall not be considered a NIPSCO Union Employee unless such Employee was considered a NIPSCO Union Employee immediately prior to June 1, 2016, or if later, immediately prior to becoming employed in the position of Damage Prevention Coordinator. Effective as of May 1, 2019, Employees employed in the position of Damage Prevention Coordinator shall be shall be considered NIPSCO Union Employees for Plan purposes, unless otherwise negotiated in an agreement between the bargaining unit and the Company.

4. Section 3.06C of the Plan, describing Next Gen Contributions, is hereby amended by the addition of a new paragraph at the end of such Section, to read as follows:

Any Employee employed in the position of Damage Prevention Coordinator who was a Next Gen Employee immediately prior to becoming employed in the position of Damage Prevention Coordinator shall remain a Next Gen Employee for purposes of Next Gen Contributions described in this subparagraph for the duration of his employment in such position during the period from June 1, 2016 to April 30, 2019. For any new hire during this period into the position of Damage Prevention Coordinator, Next Gen Contributions shall apply. Effective as of May 1, 2019, the date on which Employees employed in the position of Damage Prevention Coordinator shall become NIPSCO Union Employees for all Plan purposes, Plan provisions regarding Next Gen Contributions shall not apply to Employees in the position of Damage Prevention Coordinator, unless otherwise negotiated in an agreement between the bargaining unit and the Company.

5. Schedule I of the Plan, describing special provisions for Matching Contributions, is hereby amended by the addition of a new paragraph “G” to follow existing paragraph “F” to read as follows:

G.

Special Provision for Damage Prevention Coordinators from June 1, 2016 to April 30, 2019. For any Employees employed in the position of Damage Prevention Coordinator during the period from June 1, 2016 to April 30, 2019, Matching Contributions for such Employees shall be determined according to the Matching Contribution provision in effect for the Employee under subsection A, subsection B or subsection F above, as applicable, immediately prior to becoming employed in the position of Damage Prevention Coordinator. For any new hire during this period into the position of Damage Prevention Coordinator, Matching Contributions shall be determined under subsection F above. Effective as of May 1, 2019, Matching Contributions for Employees employed in the position of Damage Prevention Coordinator shall be determined according to subparagraph E above.

6. Section III.04 of Schedule III of the Plan, describing Matching Contribution provisions for NIPSCO Union Employees, is hereby amended by the addition of a new paragraph at the end of such Section, to read as follows:

Pursuant to Section 1.44 of the Plan, as amended, for any Employee employed in the position of Damage Prevention Coordinator, Matching Contributions shall be determined as provided in Schedule I, as amended during the period from June 1, 2016 to April 30, 2019.

7. Section III.05 of Schedule III of the Plan, describing Profit Sharing Contribution provisions for NIPSCO Union Employees, is hereby amended by the addition of a new paragraph at the end of such Section, to read as follows:

Notwithstanding the foregoing, and pursuant to Section 1.44 of the Plan, as amended, any Employee employed in the position of Damage Prevention Coordinator during the period from June 1, 2016 to April 30, 2019 and eligible for Profit Sharing Contributions immediately prior to June 1, 2016, or if later, immediately prior to becoming employed in or transferring to the position of Damage Prevention Coordinator, shall be eligible for Profit Sharing Contributions under the Plan while employed in such position to the extent and on the same terms applicable to such Employees immediately prior to employment in the position of Damage Prevention Coordinator. In addition, any Employee who is a new hire during the period from June 1, 2016 to April 30, 2019 into the position of Damage Prevention Coordinator shall be eligible for Profit Sharing Contributions under the provisions set forth in Sections 3.06 and 3.07 of the Plan. In clarification of the foregoing, no Employee employed in the position of Damage Prevention Coordinator during the period from June 1, 2016 to April 30, 2019 shall be subject to the first paragraph above that provides no Profit Sharing Contributions for NIPSCO Union Employees.

8. All other provisions of the Plan shall remain unchanged.

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The Committee has caused this Fifth Amendment to the NiSource Inc. Retirement Savings Plan to be executed on its behalf, by one of its members duly authorized, to be effective as of such date as set forth in this amendment.

NISOURCE BENEFITS COMMITTEE

By:
Date: